EXHIBIT 10.1

FIRST AMENDED AND RESTATED

FOSSIL, INC. AND AFFILIATES
DEFERRED COMPENSATION PLAN

DECEMBER 7, 2005

i

ii

iii

FIRST AMENDED AND RESTATED

FOSSIL, INC. AND AFFILIATES

DEFERRED COMPENSATION PLAN

Effective January 1, 2005, Fossil, Inc. hereby amends and restates the Fossil, Inc. and Affiliates Deferred Compensation Plan (“Predecessor Plan”) and establishes this, the First Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan to allow for a select group of highly compensated employees to defer a portion of their compensation and possibly receive deferred employer contributions.  For purposes of the Code, the Company intends this Plan to be an unfunded, unsecured promise to pay on the part of each Employer.  For purposes of ERISA, the Company intends this Plan to be an unfunded plan solely for the benefit of a select group of management or highly compensated employees of the Employers for the purpose of qualifying the Plan for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

SECTION I.

DEFINITIONS

1.1.          Addendum.  Addendum shall mean, collectively, the pages which are attached to this Plan document, and incorporated by reference, on which shall be reflected the information described in Section 4.4.

1.2.          Account.  Account shall mean, collectively, the Salary Deferral Account, and the Employer Account, maintained for each Participant.

1.3.          Applicable Interest Rate.  Applicable Interest Rate shall mean, for each day during a period of reference (but computed without compounding), a percentage equal to the product of (i), (ii) and (iii), where: (i) is the sum of the one (1) year London Interbank Offered Rate (“LIBOR”) as reported in the Wall Street Journal as of (x) the first Business Day, plus (y) the last Business Day, occurring during such period of reference, (ii) is fifty percent (50%), and (iii) is a quotient of 1 divided by 360.

1.4.          Beneficiary.  Beneficiary shall mean the person or persons, entity or entities designated by the Participant and in accordance with the requirements set forth in Section VIII as the beneficiary of the Participant’s Benefit.

1.5.          Benefit.  Benefit shall mean the Vested amount credited to the Participant’s Account at the time of reference.

1.6.          Board.  Board shall mean the Board of Directors of the Company.

1.7.          Business Day.  Business Day shall mean, with respect to each Measurement Preference, a day on which the exchange on which it is traded is operating.

1.8.          Change of Control.  Change of Control shall mean the first to occur of the following:

(a)                                   A change in ownership of the Company.  A change in ownership of the Corporation occurs on the date that any person, or more than one person acting as a group, becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company (provided, however, that the Board may at any time prior to such transaction provide by resolution that there has been no Change in Control and that this subparagraph (c) shall not apply if such acquiring person is a corporation and a majority of the Board of Directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such fifty percent (50%) or more total combined voting power); or

(b)                                  A change in the effective control of the Company.  A change in the effective control of the Company occurs on the date that either

(i)            Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons ownership of stock of the Company possessing thirty-five percent (35%)or more of the total voting power of the stock of the Company; or

(ii)           A majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of Board prior to the date of the appointment or election.

(c)                                   A change in the ownership of a substantial portion of the Company’s assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires, or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

1.9.                              Code.  Code shall mean the Internal Revenue Code of 1986, as amended.

1.10.                        Committee.  Committee shall mean those persons designated to administer the Plan pursuant to Section II.

1.11.                        Company.  Company shall mean Fossil, Inc., a Delaware corporation, and its successors and assigns.

1.12.                        Contributions.  Contributions shall mean, collectively, the Salary Deferral Contributions, and the Employer Contributions, with respect to each Participant, except that when it shall be appropriate to refer to a particular Contribution, reference shall be to that Contribution.

1.13.        Deferred Payments.  Deferred Payments shall mean the payment of a Participant’s Benefits as described in Section 4.2.

1.14.        Deferred Payment Date.  Deferred Payment Date shall mean the date as of which a Participant’s Deferred Payments are made or commenced.

1.15.        Designated Affiliate.  Designated Affiliate shall mean Fossil Partners, L.P., and each other entity of which fifty percent (50%) or more of its value or, in the case of a corporation, of the total combined voting power of all classes of stock, are held by the Company or another subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or another subsidiary, and which has been designated for participation herein by the Committee.

1.16.        Earnings.  Earnings shall mean the notated credits or debits to a Participant’s Account based on changes in the value (including, without limitation, unrealized appreciation or depreciation) of the Participant’s Measurement Preferences, plus the amount, if any, attributable to the crediting of the Applicable Interest Rate, all determined in accordance with Rules of General Application.

1.17.        Effective Date.  Effective Date shall mean December 30, 1998.  The Effective Date of the First Amended and Restated Plan shall be January 1, 2005.

1.18.        Election Form.  Election Form shall mean an election in such form as specified by the Committee by which the Participant may specify his: (i) Salary Deferral Contribution for the Plan Year, (ii) Measurement Preferences, (iii) form and timing of distribution of his Benefit, and (iv) such other matters as shall be determined by the Committee at the time of reference.

1.19.        Eligible Employee.  Eligible Employee shall mean an Employee of an Employer who is: (i) a member of a select group of management or a highly compensated Employee and after December 31, 2004, is at the level of vice president or above, and (ii) designated by the Committee as eligible to participate in the Plan.

1.20.        Employee.  Employee shall mean any person on the U.S. payroll of the Employer.

1.21.        Employer.  Employer shall mean, collectively, the Company and each Designated Affiliate.

1.22.        Employer Account.  Employer Account shall mean the account maintained for each Participant who has received an Employer Contribution, and which will reflect the amount of such Employer Contribution and appropriate adjustments as provided herein.

1.23.        Employer Contribution.  Employer Contribution shall mean the amount, if any, credited under the Plan by an Employer to an Eligible Participant, and evidenced by an Addendum.

1.24.        Entry Date.  Entry Date shall mean January 1st for each Plan Year; except that, it shall mean July 1 for any Employee who first became an Eligible Employee since the preceding January 1.

1.25.        ERISA.  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.26.        Final Deferral Filing Date.  Final Deferral Filing Date shall mean the date on which a Participant’s Deferred Payment is scheduled to begin.

1.27.        Grandfathered Benefit.  Grandfathered Benefit shall mean the Benefit earned and Vested and credited to the Account of any Participant as of December 31, 2004.

1.28.        Installment Payment.  Installment Payment shall mean each of a series of annual distributions, in cash, of the Participant’s Account balance.

1.29.        Investment Date.  Investment Date shall mean the first Business Day in each Quarter, except that it also shall mean an Entry Date (except that if the Entry Date is not a Business Day, then the first Business Day following an Entry Date) with respect to each Eligible Employee who first becomes a Participant on such Entry Date.

1.30.        Lump Sum.  Lump Sum shall mean a single distribution, in cash, of a Participant’s Benefit.

1.31.        Measurement Preference.  Measurement Preference shall mean the preference described in subsection 5.3.

1.32.        Participant.  Participant shall mean an Eligible Employee who participates in the Plan pursuant to Section 3.

1.33.        Plan.  Plan shall mean the First Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan, as set forth in this document and subsequent amendments.

1.34.        Plan Year.  Plan Year shall mean calendar year.

1.35.        Quarter.  Quarter shall mean calendar quarter.

1.36.        Rules of General Application.  Rules of General Application shall mean those rules promulgated by the Committee, in its sole discretion, from time to time with respect to the matter of reference, but which will be applied in a consistent manner to similarly situated Participants.

1.37.        Salary.  Salary shall mean Participant’s base salary determined as of December 31 preceding the effective date of the election to defer Salary.  Salary shall include any amounts deferred under sections 125 or 401(k) of the Code, plus any amounts under this Plan, but excludes bonuses, expense reimbursements and fringe benefits.

1.38.        Salary Deferral Account.  Salary Deferral Account shall mean the amount credited under the Plan as a result of the Participant’s Salary Deferral Contributions, and appropriate adjustments as provided herein.

1.39.        Salary Deferral Contributions.  Salary Deferral Contributions shall mean the amounts described in Subsection 4.2.

1.40.        Separates or Separation.  Separates or Separation or any conjugation of the term “Separate” shall mean a Participant’s termination of employment with an Employer.

1.41.        Specific Employee.  Specific Employee is a “key employee” as defined in Code section 416(i) without regard to paragraph (5) of such section.

1.42.        Third-Party Record-keeper.  Third-Party Record keeper shall mean the person or entity selected by the Committee to maintain the records necessary to the administration of the Plan.

1.43.        Trust.  Trust shall mean a trust which substantially conforms to the model rabbi trust provided in section 5 of the Internal Revenue Service’s Revenue Procedure 92-64, 1992-2 C.B. 422, that may be established between the Company and the trustee(s) named in the Trust.

1.44.        Valuation Date.  Valuation Date shall mean the last Business Day of each Quarter.

1.45.        Vest, Vesting or Vested.  Vest, Vesting or Vested, shall mean the portion of a Participant’s Employer Account which is nonforfeitable at the time of reference.

SECTION II.

ADMINISTRATION

2.1.          Appointment of Committee.  The Board shall appoint the Committee comprised of one or more persons who may or may not be Employees.  The Board may change Committee membership at any time without cause, and a member may resign by providing written notice to the Company.  Any vacancy in the membership of the Committee may be filled by the Board.

2.2.          Employer Duties.  An Employer shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control that is necessary or required by the Committee to perform its duties and functions under the Plan.

2.3.          Authority of Committee.  The Committee shall have the exclusive authority and responsibility for administering the Plan in accordance with its terms.  All exercises of authority by the Committee under this Plan shall be final, conclusive and binding.

2.4.          Action by Committee.  The Committee may elect a chairman who shall be a member of the Committee and a secretary who may, but need not, be a member of the Committee.  Any and all acts and decisions of the Committee shall be by at least a majority of the then members, but the Committee may delegate to any one or more of its members the authority to sign notices or other documents on its behalf or to perform ministerial acts for it, in which event any person may accept such notice, document or act without questioning its having been authorized by the Committee.

2.5.          Meetings of Committee.  The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine; provided, however, any decisions made or action taken pursuant to written approval of a majority of the then members shall be sufficient; and provided, further, and without limitation, that the Committee may take actions which have retroactive effect.

2.6.          Powers of Committee and Company.  The Committee shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan, including, without limitation, the power, exercisable in its sole discretion: (i) to interpret or construe the Plan, (ii) to make rules and regulations for the administration of the Plan, (iii) to determine all questions of eligibility, status and other rights of Participants, beneficiaries and other persons, (iv) to confirm or reject each Participants selection of Measurement Preferences, and (v) to resolve any dispute which may arise under this Plan involving Participants or beneficiaries.  The Committee may engage agents to assist it and may engage legal counsel, who may be counsel for the Company.

No member of the Committee shall vote or act upon any matter which relates exclusively to such member’s own rights or benefits under this Plan.  If all members of the Committee shall be disqualified with regard to one or more matters, the President of the Company shall appoint one or more qualifying persons to be the Committee only with regard to such specific matters.

2.7.          Indemnification.  Without limitation, including Section 10.10, the members of the Committee shall be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if the same is judicially determined to be due to such member’s negligence, but not when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

2.8.          Bond and Expenses.  The Committee shall serve without bond unless state or federal statutes require otherwise, in which event the Company shall pay the premium.  The expenses of the Committee shall be paid by the Company.  Such expenses shall include all expenses incident to the functioning of the Committee, including, without limitation, litigation costs, fees of accountants, counsel and other specialists and other costs of administering the Plan.

2.9.          Reliance on Tables.  In administering the Plan, the Committee shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Committee.

SECTION III.

PARTICIPATION

An Eligible Employee will become a Participant either by filing an Election Form prior to his Entry Date, or by being credited with an Employer Contribution, and will remain a Participant until he receives the payment of his entire Benefit.  Being designated as an Eligible Employee for one Plan Year does not entitle such Employee to continued status as an Eligible Employee for subsequent Plan Years.  A determination as to whether an Employee shall be an Eligible Employee for any Plan Year shall be made by the Committee in advance of making an Employer Contribution on behalf of such Eligible Employee.  Following removal of the status of Eligible Employee for any Participant, such Participant shall not be able to elect Salary Deferral Contributions on any Entry Date on which he is not an Eligible Employee.

SECTION IV.

CONTRIBUTIONS

4.1.          Election Dates.  Election Forms setting forth the amount of the Salary Deferral for the subsequent Plan Year, in the case of a Participant whose Entry Date is January 1, shall be delivered in proper form no later than the December 31, preceding such Entry Date.  The Election Form for Participants who first become eligible during a taxable year and whose Entry Date is July 1, must submit their Election Form no later than the June 30 prior to such Entry Date.

4.2.          Salary Deferral Contributions.  An Employee who is an Eligible Employee on his Entry Date with respect to a Plan Year may elect to defer from Salary any amount which is not less than Five Thousand Dollars ($5,000) (prorated based on the remaining portion of the Plan Year if the Participant’s Entry Date is not January 1st) and not more than fifty percent (50%) of his Salary payable during the portion of the Plan Year following such Entry Date, by filing an Election Form with the Committee prior to such Entry Date.  Unless otherwise determined by the Committee, the election to defer Salary must be designated as a fixed dollar amount.  Each Election Form shall continue to apply to each later Entry Date until a new Election Form is filed; provided, further, that only the last Election Form filed prior to an Entry Date shall be effective.  If an Eligible Employee has never timely filed an Election Form deferring a portion of his Salary, then such Eligible Employee shall not have any portion of his Salary deferred.  Notwithstanding any provision hereof to the contrary, the amount of a Participant’s Salary Deferral Contributions will be deducted from a Participant’s Salary on each payroll date during the Plan Year of reference in an amount equal to the total Salary Deferral Contribution divided by the number of payroll dates during the Plan Year of reference following the Entry Date of reference.

4.3.          Crediting of Salary Deferral Contributions.  The portion of the Salary Deferral Contribution amount which will be deducted from Salary shall be credited to the Participant’s Salary Deferral Account as soon as administratively practicable after the payroll period from which such salary was deferred.

4.4.          Employer Contributions.  At any time on or after the Effective Date, in addition to the amount described in Section 4.2, an Employer may credit a Participant’s Employer Account with such amount as it shall determine in its sole discretion.  The name of the Participant, the amount to be credited, the date as of which it is to be credited, the rate of Vesting, and such other matters as are required to be set forth (as determined by the Employer in its sole discretion), shall be set forth on the Addendum; provided that one hundred percent (100%) of such amounts contributed for a Participant, and related Earnings, shall be forfeited on such Participant’s Separation from service for reasons other than a Change of Control unless otherwise expressly provided in an Addendum expressly relating to such Employer Contribution.

4.5.          Disposition of Contributions.  At the discretion of the Plan Administrator, Contributions may be delivered to the Trust or the funds may be retained by the Employer.

SECTION V.

PARTICIPANT’S ACCOUNTS AND INVESTMENTS

5.1.          Establishment of Account.  The Committee shall establish separate Accounts for each Participant, to which shall be credited or debited the Participant’s share of Contributions and Earnings, and to which shall be debited the Account’s share of expenses and distributions.  Grandfathered Benefits shall be accounted for separately within the Participant’s Account.

5.2.          Earnings Credited to Accounts.  Earnings on amounts credited to an Account shall be credited or debited to such Account on each Business Day based on the value of the Account’s Measurement Preferences on such Business Day, all in the manner determined by the Committee in accordance with Rules of General Application.

5.3.          Investment Direction.  Effective as of each Investment Date, in accordance with Rules of General Application, each Participant may select investments (“Measurement Preferences”) from among the different investment alternatives which are made available by the Committee, for existing balances in his Account and for future Contributions, such selection of Measurement Preferences to be made in increments of five percent (5%), and such percentages to apply equally to the amount credited to the Participant’s Account on the immediately preceding Valuation Date, and to Contributions credited to such Account subsequent to such Valuation Date.  No actual investments shall be made by Participants.  The Measurement Preferences, and the Applicable Interest Rate, are only for the purpose of determining the Employer’s payment obligation under the Plan and such Measurement Preferences do not control any actual investments.

5.4.          Statements.  In accordance with Rules of General Application, but not less frequently than one statement for each Plan Year, each Participant shall have a statement made available setting forth: (i) the amount in his Account, (ii) the amount of Contributions, separately showing the Salary Deferral Contributions and Employer Contributions, credited to his Account since the previous statement, (iii) the Earnings credited or debited to his Account since the previous statement, (iv) any debited charges to, or distributions from, his Account since the previous statement, and (v) any other information or disclosures determined appropriate by the Committee.

SECTION VI.

VESTING

6.1.          Salary Deferral Account.  Participant shall always be one hundred percent (100%) Vested in the amounts credited to his Salary Deferral Account.

6.2.          Employer Account.  A Participant shall Vest in the amount credited to his Employer Account in accordance with the Vesting Schedule set forth on the Addendum which evidences such Employer Contribution, and otherwise shall be zero (0) Vested.  Notwithstanding any other provision in this Plan, a Participant’s Employer Account will become one hundred percent (100%) Vested upon the first occurrence of a Change of Control Separation for reason of death, disability, or normal retirement at or after attaining age sixty-five (65).

SECTION VII.

DISTRIBUTION OF BENEFIT

7.1.          Form and Timing of Distribution.  Unless the Participant is entitled to a Deferred Payment or is a Specific Employee, upon a Participant’s Separation he shall receive a Lump Sum distribution within sixty (60) days after the Valuation Date next following his Separation.  The amount of such Lump Sum distribution shall be equal to his Benefit determined as of the Valuation Date preceding the date of distribution.

7.2.          Special Rules for Specific Employees.  Notwithstanding anything to the contrary, distributions of Grandfathered Benefits to Specific Employees shall be made in the form and timing set forth in section 7.1 above.  Distributions of all benefits that are not Grandfathered Benefits to Specific Employees for any reason other than death shall not be paid earlier than six (6) months after the Specific Employee ceases to be an Employee.

7.3.          Election of Deferred Payments.  A Participant shall be entitled to a Deferred Payment if his Separation is not by reason of his death, and if on his date of Separation: (i) he has attained the age of fifty-five (55) and completed at least five (5) Years of Service, and (ii) has filed an Election Form on which he has (x) selected a Deferred Payment Date, and (y) selected a form of payment.  A Participant’s Deferred Payments may be made or commenced at any time, after age fifty-five (55) and prior to the later of age sixty-five (65) or his Separation, and may be paid either in a Lump Sum or in five, ten, or fifteen Installment Payments, as the Participant shall select on the Election Form in effect on his Final Deferral Filing Date, and only the initial Election Form filed on or twelve (12) months before such Final Deferral Filing Date shall be effective.  Any election which delays the distribution beyond the distribution date initially elected or changes the initial form of distribution or elected by the Participant shall not be effective unless it takes effect not less than the later of (i) twelve months prior to the commencement of payment upon Separation by reason of death, disability, or (ii) five years prior to the commencement of payment upon Separation for any other reason.  Installment Payments shall be paid at such time, during the first thirty (30) days of each Plan Year, as shall be determined by the Committee.  If a Participant receiving an Installment Payment shall be reemployed, all such Installment Payments shall cease during the period of his reemployment, and shall resume (iii) during the first thirty (30) days of the Plan Year following his Separation, and (iv) shall be paid out in the same number of installments as were remaining to be paid on the date of his reemployment.

7.4.          Installment Payments.  If Participant elects a Deferred Payment in the form of Installment Payments, each installment shall be equal to the product of: (i) his Benefit on the Valuation Date next preceding the date of payment, multiplied by (ii) a fraction, the numerator of which is one (1), and the denominator of which is the total number of installments originally elected less the number of installments previously paid.

7.5.          Change in Control.  Notwithstanding any other provision to the contrary, upon a Change of Control, all Benefits hereunder (including, without limitation, Benefits subject to Deferred Payment elections or which are being paid in Installment Payments), shall be distributed to Participants in a Lump Sum as soon as reasonably possible, but not more than 30 days, after such Change of Control.  Notwithstanding the foregoing, at any time prior to the date of a Change of Control, or with respect to each Participant who is not notified in writing of an impending Change of Control at least fourteen (14) days prior to the date of Change in Control, for a period of fourteen (14) days after the date of notice of such Change of Control, a Participant may elect to waive the provisions of this Section 7.4 with respect to such Change of Control and his Benefits will continue to be deferred under the Plan as if such Change of Control had not occurred.

7.6.          Hardship Distribution.  Upon the Committee’s determination (following petition by the Participant) that the Participant has suffered an “unforeseeable emergency”, the Committee shall distribute to Participant that portion of such Participant’s Benefit as requested by the Participant and approved by the Committee, but in no event shall the Committee approve a distribution which is greater than is necessary to relieve the financial hardship.  An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant as defined in Code section 152(a), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which the Participant is unable to satisfy through available or attainable assets.  Without limitation, the definition of severe financial hardship does not include the need to send a child to college or the desire to purchase a home.

The Committee shall evaluate the facts and circumstances of each hardship request and may rely on the written representations of the Participant unless it has reason to know such representations are false.  The Participant shall receive a Lump Sum cash payment of the amount approved by the Committee as soon as possible following the next succeeding Valuation Date (or, upon the Participant’s request, on such earlier date and under such rules as shall be determined by the Committee), and such amount shall be deducted from his Measurement Preferences in accordance with Rules of General Application.  If a Participant receives a hardship distribution he shall be ineligible to elect Salary Deferral Contributions for the following Plan Year.

7.7.          Grandfathered Benefits.  Prior to a Participant’s Separation, in accordance with Rules of General Application, a Participant may elect to receive a distribution of all (subject to the forfeiture), or a portion of his Grandfathered Benefit.  If a Participant elects to receive such a distribution, he shall permanently and irrevocably forfeit from his Grandfathered Benefit an amount equal to twenty percent (20%) of the amount so distributed and such Participant shall be ineligible to elect Salary Deferral Contributions for the following Plan Year.  The amount forfeited shall inure to the benefit of the Employer in the manner determined by the Committee, and such amount shall be deducted from his Measurement Preferences in accordance with Rules of General Application.  Upon separation of service for any reason, Grandfathered Benefits shall be distributable in accordance with the provisions of the Predecessor Plan.

7.8.          Source of Distribution.  All payments of Benefits shall be in cash from the funds in the Trust or, in the discretion or the Employer, from the Employer’s funds held outside of the Trust.  Nothing contained in the Plan, nor any action taken pursuant to the provisions of the Plan, shall create or be construed to create a fiduciary relationship between the Company, an Employer, Participant, Beneficiary, or Employee or other person.  To the extent that any person acquires a right to be paid Benefits, such right shall be no greater than the right of an unsecured general creditor of his Employer.

SECTION VIII.

DESIGNATION OF BENEFICIARIES

8.1.          Designation by Participant.  Participant’s written designation of one or more persons or entities as his Beneficiary shall operate to designate the Participant’s Beneficiary under this Plan.  The Participant shall file with the Committee a copy of his Beneficiary designation under the Plan.  The last such designation received by the Committee shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

8.2.          Lack of Designation.  If no Beneficiary designation is in effect at the time of Participant’s death, if no designated Beneficiary survives the Participant or if the otherwise applicable Beneficiary designation conflicts with applicable law, the Participant’s estate shall be the Beneficiary.  The Committee may direct the Employer or Trustee to retain any unpaid Benefits, without crediting for either Measurement Preferences or Applicable Interest Rate, until all rights to the unpaid Benefits are determined.  Alternatively, the Committee may direct the Employer or Trustee to pay the Benefits into any court of appropriate jurisdiction.  Any such payment shall completely discharge each Employer, the Trustee, and the Committee from any liability under the Plan.

SECTION IX.

AMENDMENT AND TERMINATION

The Plan, without cause and without prior notice, may be terminated, in whole or in part, by the Board, in which case the Employer Account of any affected Participant shall become one hundred percent (100%) Vested on such date of termination and, notwithstanding any provisions of the Plan to the contrary, the Benefits of such affected Participant will be distributed in a Lump

Sum as soon as reasonably possible following such termination. The Plan may be amended at any time by the Board or the Committee and, without limiting the generality of any other provision hereof, if the Committee determines that an amendment to the Plan would result in a substantial prospective reduction in either the rights or benefits of one or more Participants with respect to their Benefit determined as of the effective date of such amendment, the Committee must give each affected Participant notice of the amendment not less than ninety days prior to the taxable year for which the amendment is effective.  Each affected Participant shall be entitled to elect an immediate distribution of all Benefits then credited to such Participant’s Account, except that Grandfathered Benefits may be excluded by the Participant from such distribution election.  Pertaining to the amendments made effective January 1, 2005, at any time during the 2005 Plan Year, each Participant shall be entitled to elect to terminate or cancel any deferral election by timely notifying the Committee in accordance with the Rules of General Application.

SECTION X.

CLAIMS PROVISIONS

10.1.                        Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

10.2.                        Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period.  In no event shall such extension exceed a period of 90 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)            the specific reason(s) for the denial of the claim, or any part of it;

(ii)           specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)          an explanation of the claim review procedure set forth in Section 10.3 below; and

(v)           a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

10.3.                        Review of a Denied Claim.  On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative) may:

(a)                                   upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                  submit written comments or other documents; and

(c)                                  request a hearing, which the Committee, in its sole discretion, may grant.

10.4.                        Decision on Review.  The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  In the case of a claim for Disability benefits, the review on appeal must be made by a different decision-maker from the Committee and the decision-maker cannot give procedural deference to the original decision.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)            specific reasons for the decision;

(b)           specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)            a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)           a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

10.5.                        Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

SECTION XI.

GENERAL PROVISIONS

11.1.        No Assignment.  The right of any Participant to Benefits shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section 8 with respect to designations of Beneficiaries.

11.2.        Incapacity.  If the Committee shall find that any person to whom any Benefit is payable under the Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due shall be paid to the duly appointed guardian, committee or other legal representative for such person.  Any such payment shall be a complete discharge of the liabilities of each Employer and the Committee as to the amount paid.

11.3.        Claims Procedure.  If a claim is denied in whole or in part, the Committee shall comply with the claims procedures outlined in the summary plan description.  A request for review and appeal of a denied claim may be made by a claimant by following the claims procedures outlined in the summary plan description.

11.4.        Final Resolution of Disputes Relating to Plan.  If, after the exhaustion of the claims procedure set forth in Article 10 one or more disputes remain with regard to the rights under the Plan of any Employee, Participant, Beneficiary or person claiming under them, such person(s) and the Committee (collectively, “Interested Parties”) may agree to attempt to resolve same by telephone conference with an agreed mediator.  If the Interested Parties cannot resolve their differences by such telephone conference, then the Interested Parties may agree to schedule a one day mediation with a mediator who is mutually agreeable to the Interested Parties, within thirty (30) days to resolve the disputes and to share equally the costs of such mediation.  The costs and expenses of mediation will be paid by the Company.  If the Interested Parties agree to mediation and are unable to resolve their dispute by mediation, then the Interested Parties may institute an arbitration proceeding under the auspices of the American Arbitration Association to construe or enforce the provisions of the Plan.  The Interested Party prevailing in any such arbitration shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and arbitration.  If the Interested Parties seek resolution through mediation and arbitration then they will waive their right to institute litigation in a court of law to resolve a dispute concerning the construction or enforcement of this Plan.

11.5.        Information Required.  Each Participant shall file with the Committee such pertinent information concerning the Participant and any Beneficiary as the Committee may

specify, and no Participant or Beneficiary or other person shall have any rights or be entitled to any benefits under the Plan, unless such information is properly filed.

11.6.        Communications by, and Information from, Participant.  All elections, selections, designations, requests, notices, instructions and other Participant communications to the Committee, Third-Party Record keeper, Company, or Employer required or permitted under the Plan shall be in such form as is prescribed in the Rules of General Application.  If the Committee notifies the Participant or Beneficiary at his last known electronic address or mailing address that he is entitled to a distribution, and the Participant or Beneficiary fails to claim his benefits under the Plan within one year after such notification, his Benefit will be forfeited and inure to the benefit of the Employer in the manner determined by the Committee.  If the Participant or Beneficiary is subsequently located, such Benefit will be restored, but without Earnings being credited subsequent to the date of the forfeiture.

11.7.        No Rights Implied.  Without limitation, nothing contained in this Plan, nor any modification or amendment to the Plan, nor the creation of any Account on the books of the Company, shall give any Employee or Participant any legal or equitable right against the Company or any officer, director, or Employee of the Company, except as expressly provided by the Plan.

11.8.        Communications by Committee or Employer.  All notices, statements, reports and other communications from the Committee or any Employer to any person required or permitted under the Plan shall be deemed to have been duly given when sent either (a) electronically or (b) via first-class mail, postage prepaid, and addressed to such person at his address last appearing on the Plan’s records.

11.9.        Interpretations and Adjustments.  To the extent permitted by law, each interpretation of the Plan and each decision on any matter relating to the Plan made by the Board, the Company, or the Committee, within their scope of their authority hereunder, shall be made in their sole discretion and shall be binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known and the person responsible shall make such adjustment on account thereof as he considers equitable and practicable.

11.10.      No Liability for Good Faith Determinations.  Neither the Company, the Board, nor the Committee shall be liable for any act, omission, or determination taken or made with respect to the Plan which is not judicially determined to be due to willful misconduct, and members of the Board, and the Committee, shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of willful misconduct) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may from time to time be in effect.

11.11.      No Employment Rights.  Neither the Plan nor any action taken under the Plan shall be construed as giving to any Employee the right to be retained in the employ of an

Employer or as affecting the right of an Employer to dismiss any Employee at any time, with or without cause.

11.12.      Withholding of Taxes.  An Employer shall deduct from Participant’s Salary or the amount of any payment made pursuant to this Plan any amounts required to be paid or withheld by the federal government or any state or local government.  By his participation in the Plan, the Participant agrees to all such deductions.

11.13.      Waivers.  Any waiver of any right granted pursuant to this Plan shall not be valid unless the same is in writing and signed by the party waiving such right.  Any such waiver shall not be deemed to be a waiver of any other rights.

11.14.      Records.  Records of the Company, and of the Committee, as to any matters relating to this Plan will be conclusive on all persons.

11.15.      Securities Laws.  The Plan intends to comply with and be exempt under The Securities Act of 1933, as amended.  The Participants under the Plan are final purchasers and not underwriters or conduits to other beneficial owners or subsequent purchasers.

11.16.      Severability.  In case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan shall not in any way be affected or impaired.

11.17.      Captions and Gender.  The captions preceding the Sections and Subsections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of this Plan.  Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural.

11.18.      Choice of Law.  The Plan and all rights under this Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA.

11.19.      Effective Date and Termination Date.  This amendment and restatement is effective January 1, 2005, and shall terminate on the date no further Benefits are credited hereunder, or on such earlier date as the Plan is terminated pursuant to Section IX.

IN WITNESS WHEREOF, the Company has executed this First Amended and Restated Plan on this the 7th day of December, 2005.

FOSSIL, INC.

By:	/s/ Randy S. Kercho

Its:	Executive Vice President